Exhibit 5.1

NACCARATO & ASSOCIATES
18301 Von Karman Avenue, Suite 430
Irvine, CA 92612
Telephone: (949) 851-9261 Facsimile: (949) 851-9262

October 28, 2004

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:    Orderpro Logistics, Inc.
Form SB-2 Registration Statement

Dear Sir or Madam:

     We have acted as counsel for Orderpro Logistics, Inc., a Nevada corporation (the "Company"), in connection with its Registration Statement on Form SB-2 and subsequent amendments (the "Registration Statement") being filed with the Securities and Exchange Commission relating to the registration for resale of 95,147,547 shares of Orderpro Logistics, Inc. (“OPLO”) common stock, including 23,333,333 shares of common stock issuable to Mercator Momentum Fund, LP upon the conversion of 3,500 shares of Series A convertible preferred stock, 50,000,000 shares of common stock issuable to Mercator Momentum Fund III, LP, upon the conversion of 7,500 shares of Series A convertible preferred stock, up an aggregate of 1,500,000 shares of common stock issuable (up to 381,818 shares to Mercator Momentum Fund, LP, up to 818,182 shares to Mercator Momentum Fund III, LP, and up to 300,000 shares to Mercator Advisory Group, LLP), upon the exercise of common stock purchase warrants at $.10 per share and 20,314,214 shares to be issued to certain employees and consultants.

     In connection with the foregoing, we have examined, among other things, the Registration Statement and originals or copies, satisfactory to us, of all such corporate records and of all such other agreements, certificates and documents (including instruments evidencing or setting forth the terms and provisions of the Convertible Securities) as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Company.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Owen Naccarato, Esq.
               Naccarato & Associates